UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 13, 2007

CYGNE DESIGNS, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-22102	04-2843286
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11 West 42nd Street New York, New York	10036
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 997-7767

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d- 2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e- 4(c))

Item 1.01	Entry into a Material .

On July 31, 2005, Cygne Designs, Inc. (“Cygne”), Commerce Clothing Company LLC (whose name was subsequently changed to Diversified Apparel Resources, LLC [“Diversified Apparel”]), and the members of Diversified Apparel including Mr. Guez (“Guez”), Diversified Apparel’s managing member and Chief Executive Officer, entered into an asset purchase agreement, and simultaneously closed the transactions contemplated thereby, providing for the purchase by Cygne from Diversified Apparel of the assets (the “Assets”) used in Diversified Apparel’s business of the designing, merchandising and wholesaling of branded and private label denim apparel, which included, among other things, all of Diversified Apparel’s (i) tangible personal property, (ii) open purchase orders, (ii) New York showroom leases (for the property located on the fourth floor of 215 West 40th Street) and (iii) trademarks and intellectual property associated with the Acquired Business. Cygne accounted for this transaction as a purchase.

In consideration for the Assets, Cygne (i) issued to Diversified Apparel 10.5 million shares of its Common Stock, $0.01 par value per share, (ii) issued to Diversified Apparel a secured subordinated promissory note (the “Note”) in the principal amount of $47.5 million, (iii) paid $2 million in cash at the Closing and (iv) agreed to pay to Diversified Apparel $1,750,000 in seven monthly installments of $250,000 each, without interest, on the last day of each month commencing August 2005.

On January 3, 2006, the Company and Diversified Apparel entered into a Note Conversion Agreement providing for the conversion of $7,500,000 of the principal amount of the Note to Diversified Apparel into 1,428,571 shares of the Company’s common stock at the rate of $5.25 per share. On October 31, 2006, Cygne made a principal payment of $1.5 million due on the Note.

On December 22, 2006, Diversified Apparel transferred the Note, effective November 1, 2006, to Serge Kraif, an individual whom Cygne believes is unrelated to, and not affiliated with, Diversified Apparel or Mr. Guez.

Effective January 31, 2006, Cygne entered into an agreement with Mr. Kraif pursuant to which, if our stockholders approve:

• Cygne would issue 8,800,000 shares of its common stock to Mr. Kraif in payment of $22.0 million of the Note;

• Cygne would issue a convertible note in the principal amount of $15.0 million that is convertible into shares of Cygne common stock at a conversion price of $3.50 per share in payment of $15.0 million of the Note, and

• Cygne would issue to Mr. Kraif a warrant to purchase up to 4,400,000 shares of its common stock at a price of $3.00 per share.

In addition, effective January 31, 2006, Mr. Kraif agreed that (i) the $1.5 million principal payment on the Note originally due on January 31, 2007 would be postponed and paid by Cygne from time to time when it had available funds and (ii) all accrued but unpaid interest at January 31, 2007 was forgiven. Holders of a majority of the outstanding shares of Cygne common stock have agreed to vote in favor of the transactions contemplated by the Note Conversion Agreement with Mr. Kraif.

In connection with Cygne’s acquisition of the Assets from Diversified Apparel, Cygne obtained a third-party valuation to determine the fair value of the Note for the purposes of determining the purchase price of the acquisition. As a result, Cygne recorded a debt discount of $14,200,000 to reduce the carrying value of the Note to fair value. The discount is being amortized to interest expense over the term of the loan. In connection with the January 2006 conversion of $7,500,000 of the Note, a loss on extinguishment (recorded as a component of interest expense) of approximately $2.1 million was recorded representing the pro-rata unamortized discount. If Cygne’s stockholders approve the issuance of the shares, convertible note and warrant in exchange for $37.0 million principal amount of the Note, Cygne will record a loss on extinguishment of debt, since the fair value of the stock, convertible note and warrants to be issued in the transaction exceeds the carrying value of the Note due primarily to the unamortized discount at the time of exchange. This expense will adversely affect our results of operations for 2007.

Item 3.02	Unregistered Sales of Equity Securities.

The description of the issuance of shares of common stock, a note convertible into common stock and a warrant to purchase common stock as contemplated by the Note Conversion Agreement, contained in Item 1.01 above, is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(c) Exhibits

10.1	Note Conversion Agreement, dated as of January 31, 2007, by and between Cygne Designs, Inc. and Serge Kraif.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CYGNE DESIGNS, INC.
Date: February 14, 2007
	By:	/s/ Roy E. Green
	Name:	Roy E. Green
	Title:	Chief Financial Officer